UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SMART LOGISTICS GLOBAL LIMITED

智慧物流環球有限公司

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Unit No. 805, 8th Floor, Capital Centre 151 Gloucester Road, Wanchai, Hong Kong	999077
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Ordinary Shares, par value HK$0.0001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Form 8-A/A is being filed to update the description of the ordinary shares of Smart Logistics Global Limited, a Cayman Islands company (the “Company”), which were previously registered as the “Ordinary Shares, par value HK$0.0001 per share” (the “Ordinary Shares”) under the Securities Exchange Act of 1934 pursuant to the Company’s Form 8-A filed on October 14, 2025.

On July 10, 2026, the Company held its annual general meeting of members, at which the shareholders approved, as a special resolution, the re-designation and re-classification of the Company’s shares (the “Re-Designation of Share Capital”) and the adoption of the Amended and Restated Memorandum and Articles of Association of the Company (the “New M&As”). Pursuant to the Re-Designation of Share Capital, the 156,000,000,000 shares of a par value HK$0.0001 each (the “Existing Shares”) in the share capital of the Company, whether issued or unissued, were re-designated and re-classified into 155,900,000,000 class A ordinary shares of a par value HK$0.0001 each (the “Class A Ordinary Shares”) and 100,000,000 class B ordinary shares of a par value HK$0.0001 each (the “Class B Ordinary Shares”).

Following the Re-Designation of Share Capital, each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to fifty votes on all matters subject to vote at general meetings of the Company, along with such other rights, preferences, and privileges as set forth in the New M&As.

On July 10, 2026, the Company filed the New M&As with the Registrar of Companies of the Cayman Islands.

Item 1. Description of Registrant’s Securities to be Registered.

The following is a summary of changes to the material terms of the Company’s Class A Ordinary Shares. This summary is not exhaustive. For more detailed information, please refer to the New M&As, a copy of which was furnished as Exhibit 3.1 to the Report on Form 6-K, furnished with the Securities and Exchange Commission on July 10, 2026, and is incorporated by reference into this Form 8-A/A.

The authorized share capital of the Company is HK$15,600,000.00 divided into 155,900,000,000 Class A Ordinary Shares, each entitled to one (1) vote, and 100,000,000 Class B Ordinary Shares, each entitled to fifty (50) votes.

The Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another other, except as outlined below:

(a)	Conversion

(i)	a holder of Class B Ordinary Shares has the conversion right in respect of each Class B Ordinary Share while a holder of Class A Ordinary Shares has no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances; and

(ii)	each Class B Ordinary Share may be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share on a one for one basis.

(b)	Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to receive notice of, attend, speak, and vote at general meetings of the Company. At all times (except during separate general meetings of the holders of a specific class or series of shares as provided in the New M&As), Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted to a vote for shareholder consent. Each Class A Ordinary Share is entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share is entitled to fifty (50) votes on all matters subject to the vote at general meetings of the Company.

(c)	Transfer

Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an affiliate of such holder or already a holder of Class B Ordinary Shares, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Company’s Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares upon the Company’s registration of the third party or its designee as a Shareholder holding that number of Class A Ordinary Shares in the Register.

(d)	Dividends

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as the Board of Directors of the Company may from time to time declare; on a pari passu basis.

(e)	Winding up or Dissolution

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, the Class A Ordinary Shares and the Class B Ordinary Shares are entitled to the surplus assets of the Company; and on a pari passu basis.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s Form 6-K furnished to the U.S. Securities and Exchange Commission on July 10, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 9, 2026

SMART LOGISTICS GLOBAL LIMITED

By:	/s/ Hue Kwok Chiu
Name:	Hue Kwok Chiu
Title:	Chief Executive Officer

3